Exhibit 10.2

EXTERNAL ASSET MANAGER AGREEMENT

This Agreement is made on [date] between:

1)	[Bank], a company registered in [place] and having its registered office [address] (the “Bank”) and;

2)	[EAM], a company registered in [place] and having its registered office at [address] (the “EAM”)

BACKGROUND

A.	At the request of the EAM, the Bank has agreed to open and maintain private banking account(s), and to make available from time to time, as requested, (i) in relation to investment products: transaction execution and custody services, (ii) in relation to insurance products: advisory services by insurance specialists, and (iii) credit and/or lending facilities, (collectively, the “Services”) to clients of the EAM who qualify as high net worth clients (each, a “Client” or generally, “Clients”).

B.	it is intended that each Client open an account or accounts with the Bank and/or related booking centres (each a “Booking Centre”, together the “Booking Centres”) for the purchase, holding and sale of investment products and other incidental transactions. Each Client will execute a power of attorney (“Power of Attorney”), in form and substance approved by the relevant Booking Centre, which will expressly authorize the EAM to manage and invest the assets of the Client in accordance with the terms of such Power of Attorney.

1.	APPLICABLE LAWS

1.1 ln this Agreement: ~

Applicable Laws mean all relevant or applicable statutes, subsidiary legislation, laws, rules, regulations, directives and circulars (whether of a governmental body or authority or self-regulatory organisations in relation to which the EAM, the Bank, or any person associated or related to the Bank is a member, or otherwise), in the jurisdictions of the Bank, the Booking Centres, where the EAM operates under this Agreement, and where the Client is located. Applicable Laws include, but are not limited to, Applicable Laws relating to banking, securities, privacy, anti-money laundering, anti-bribery, anti-tax evasion or facilitation of tax evasion.

Without limiting the generality of the foregoing, where Clients have applied or opened accounts with Bank, the following Shall be included as Applicable Laws:

●	Financial Advisers Act 2001;

●	Securities and Futures Act 2001;

●	Banking Act 1970;

●	Corruption, Drug Trafficking and other Serious Crimes (Confiscation of Benefits) Act 1992; and

●	all relevant notices and guidelines issued by the Monetary Authority of Singapore (“MAS”).

Without limiting the generality of the foregoing, where Clients have applied or opened accounts with Bank, the following shall be included as Applicable Laws:

●	Banking Ordinance (Cap 155);

●	Securities and Futures Ordinance (Cap 571);

●	Anti-Monetary Laundering and Counter-Terrorist Financing Ordinance (Cap 615)

●	Drug Trafficking (Recovery of Proceeds) Ordinance (Cap 405);

●	Organised and Serious Crimes Ordinance;

●	Frequently Asked Questions in relation to Anti-Money Laundering and Counter-Financing of Terrorism (Developed by the Hong Kong Association of Banks)(as updated from time to time);

●	all relevant circulars, notices and guidelines issued by the Hong Kong Monetary Authority (“HKMA”) including the Guideline on Anti-Money Laundering and Counter-Financing of Terrorism (For Authorised Institution) issued in 2018 (as updated from time to time); and

●	All relevant circulars, notices and guidelines issued by the Securities and Futures Commission (“SFC”).

Without limiting the generality of the foregoing, where Clients have applied or opened accounts with Bank, the following shall be included as Applicable Laws:

●	EU Legislation (information Accompanying Transfers of Funds) (Jersey) Regulations 2017

●	Money Laundering and Weapons Development (Directions) (Jersey) Law 2012

●	Proceeds of Crime (Jersey) Law 1999

●	Money Laundering (Jersey) Order 2008

●	Sanctions and Asset-Freezing (Jersey) Law 2019 ,

●	Sanctions and Asset-Freezing (Implementation of External Sanctions) (Jersey) Order 2021

●	Terrorism (Jersey) Law 2002

●	Corruption (Jersey) Law 2006

●	Interpretation (Jersey) Law 1954

●	Proceeds of Crime (Jersey) Law 1999

●	Proceeds of Crime and Terrorism (Tipping off - Exceptions) (Jersey) Regulations 2014

●	All relevant notices and guidelines issued by the Jersey Financial Services Commission (“JFSC”)

●	The JFSC’s AML/CFT/CPF Handbook

2.	SERVICES TO BE PROVIDED BY THE BANK TO THE CLIENTS

2.1	Subject to Clause 2.2, the Bank may, when requested to do so by the EAM, open accounts for and provide the Services to the Clients. All such accounts established shall be subjected to the Bank’s standard terms & conditions (which may be amended by the Bank from time to time) for the provision of the Services.

2.2	The Bank reserves the right, in its absolute discretion, to refuse to open an account for, and/or to provide any Services to, any Client, and/or to terminate any account opened for, and/or any Services offered to, any Client. The Bank shall inform the EAM of any such refusal or termination but shall not be required to provide any reasons to the EAM.

3.	APPOINTMENT, RIGHTS AND OBLIGATIONS OF EAM

3.1	The EAM represents and warrants that each Client has duly appointed (or will appoint) the EAM to manage and invest their assets in each account with the Bank and/or the relevant Booking Centre, and the EAM undertakes that it will do so subject to the terms of this Agreement or any instructions communicated in writing by the Bank to the EAM from time to time, and subject to and in accordance with the mandate given pursuant to the Power of Attorney.

3.2	The EAM undertakes to notify the Bank immediately if it ceases to act, or ceases to have the authority to act, as an agent or EAM of the Client, whether by reason of death or mental incapacity of the Client, or revocation of the Power of Attorney, or otherwise- For the avoidance of doubt and without prejudice to Clause 5.1, the Bank shall be entitled to act on and accept instructions from the EAM and shall be under no obligation to ascertain or inquire into the authority of the EAM unless and until the Bank has received notice in writing of the cessation of the EAM’s authority to act by reason of death, mental incapacity of the Client, revocation of the Power of Attorney by the Client or other reasons whatsoever and the EAM shall indemnify the Bank and/or the relevant Booking Centres against all loss damages liabilities costs charges or expenses suffered or incurred by the Bank and/or the relevant Booking Centres as a result of complying with the EAM’s instructions for want of authority.

3.3	The EAM further represents and warrants that:

(a)	it holds all applicable licences, permissions, authorisations and consents necessary to enable it to carry out its duties as investment advisor and/or asset manager in the ordinary course of business and to perform its obligations and to receive fees and payments under this Agreement;

(b)	its officers, employees and agents hold all applicable licences, permissions, authorisations and consents necessary to enable such officers, employees and agents to carry out the EAM’s duties as investment advisor and/or asset manager in the ordinary course of business and to perform its obligations and to receive fees and payments under this Agreement; and

(c)	it has full legal powers and authority to enter into this Agreement.

In performing its obligations to the Client and under this Agreement, the EAM undertakes to comply and ensure its officers, employees and agents comply with the terms of all applicable licences, permissions, authorisations and consents necessary to enable it to perform such obligations at all times. The EAM will immediately notify the Bank should any such licence, permission, authorisation or consent cease or threaten to cease to be in full force and effect.

3.4	The EAM undertakes and agrees:

(a)	in performing its obligations to the Client and under this Agreement, to comply at all times and ensure its officers, employees, agents and subcontractors or any other persons providing services on its behalf under this Agreement comply at all times with the Applicable Laws. The EAM undertakes to assist the Bank in taking such action as may be required or expedient for the Bank to comply with the Applicable Laws.

(b)	that it has (or will put in place within 12 months of this Agreement) policies, procedures and controls designed to ensure that it, its officers, employees, agents, subcontractors or any other persons providing services on its behalf under this Agreement, comply with Applicable Laws relating to tax-related criminal offences or the facilitation of tax evasion, and has done or will do periodic risk assessments of the same. The EAM will provide to the Bank an annual written statement of compliance to this effect. The EAM will promptly inform the Bank if there are reasonable grounds to believe that it, its officers, employees, agents or subcontractors have breached any Applicable Laws relating to tax-related criminal offences or the facilitation of tax evasion, except to the extent such disclosure is prohibited under Applicable Laws.

3.5	The EAM agrees that it is an independent contractor under this Agreement and has no authority to act for or represent the Bank in any way or otherwise be deemed an employee, agent or representative of the Bank, except as expressly provided herein or as authorised from time to time by the Bank as the case may be. The EAM shall not at any time represent or warrant or otherwise to hold itself out as being an agent of or acting for or representing the Bank in any way. The EAM shall not use the name of the Bank, or any trademark of the Bank, in any manner or form, in particular in any press release, advertisement, public statement or public announcement or communication, except as expressly authorised by the Bank. No temporary office space, secretarial facilities or business name cards will be provided to the EAM.

3.6	The EAM shall, and shall ensure that each of its officers, employees and agents shall, (i) use its best efforts and judgments in performing its duties and obligations under this Agreement, (ii) act honestly, in good faith and in the best interest of the Clients, (iii) exercise the degree of care, diligence and skill that a professional investment asset manager would exercise in similar circumstances, (iv) not act in any manner that conflicts with or adversely affect the Bank’s interest and objectives or negatively affect the reputation. of the Bank and immediately inform the Bank in writing upon receipt of any notice of regulatory investigation which may affect the Bank or in relation to the Services or complaint from Client relating to the Bank and/or the EAM in relation to the Services.

3.7	The Bank may conduct ongoing due diligence on the EAM with respect to EAM’s obligations under this Agreement and any other aspect of the EAM which the Bank deems necessary in relation to this Agreement, and the EAM must provide such assistance, access, information and material requested by the Bank to satisfy the Bank’s ongoing due diligence. The Bank may decline to act on any instruction issued by the EAM on behalf of a Client or accept any other Client until such assistance, access, information or material is provided to the Bank.

3.8	The EAM shall maintain records and supporting documentation in discharging its obligations under this Agreement for such reasonable period as directed by the Bank or such longer period (if prescribed by the Applicable Laws).

3.9	The EAM shall inform the Bank forthwith in writing of any breach of any term of this Agreement by it of any of its employees, partners, principals, officers, directors, agents or representatives. The EAM shall notify the Bank of all and any matters affecting the EAM that may affect the relationship with the Bank that the Bank ought reasonably be aware of, including but not limited to any breach of the above undertakings.

3.10	With respect to each Client that the EAM refers to the Bank for the purposes of purchasing insurance product(s), the EAM further undertakes and agrees:

(a)	to notify such Client that the EAM may receive, during the term of this Agreement, fees from the Bank for referring such Client to the Bank;

(b)	that the EAM will not, nor will purport to be able to, provide any kind of financial or investment advice on behalf of the Bank;

(c)	that the EAM shall not represent, directly or indirectly, that any insurance product or any service provided by the EAM has been approved or endorsed by the Bank;

(d)	that the EAM will not perform any activities on behalf of the Bank which are not authorised under this Agreement without the prior written consent of the Bank;

(e)	that the handling and maintenance of the relationship between the Bank and such Client shall be the Bank’s sole responsibility, upon such terms and conditions as may be agreed between the Bank and such Client;

(f)	that the EAM shall not delegate or sub-contract his duties or obligations under this Agreement, and may not assign or transfer the whole or any part of this Agreement to any other person or entity;

(g)	that the EAM shall use the script on the necessary disclosures to be made to each Client, as provided from time to time by the Bank; and

(h)	that the EAM shall obtain consent from each Client on the referral, in the form provided from time to time by the Bank.

4.	PROTECTION OF CLIENTS’ INTERESTS AND EQUALITY OF TREATMENT

4.1	The EAM undertakes to the Bank that as an independent asset manager providing investment advice to Clients and for transmitting transaction orders for and on behalf of Clients to the Bank, it shall, prior to the transmission of such orders and at all times, fully observe and comply with all Applicable Laws relating to the conduct of investment or advisory businesses, including (i) ensuring Clients’ suitability for any financial products, and (ii) providing investment recommendations and providing product information such as product features, risks and warning statements to Clients.

Without limiting the generality of the foregoing, the EAM agrees and confirms that:

(a)	where the EAM is a regulated entity in a jurisdiction other than the jurisdiction of the applicable Booking Centre, the EAM is responsible for complying with the applicable requirements of this non-Booking Centre jurisdiction before transmitting Clients’ orders to be executed;

(b)	where the EAM is licensed by or registered with the regulator of the applicable Booking Centre, the EAM is responsible for ensuring the suitability of transactions in complex products for Clients and providing sufficient product information and warning statements in respect of the complex products to Clients before transmitting the Clients’ orders to be executed; and

(c)	the Bank is not responsible for ensuring suitability of the orders transmitted by the EAM or providing product information and warning statements to the Clients.

4.2	Without limitation to Clause 4.1, the EAM acknowledges and agrees that current legislation and regulation, as well as good practice generally, requires that the Clients be expressly informed of the risks inherent in transaction involving increased risk or a complex risk profile.

4.3	The EAM agrees that in relation to any credit or lending facilities utilised by Clients, the EAM is responsible for advising the Clients on the merits and risks of leverage. The EAM agrees and undertakes to communicate and relay any notification by the Bank to the Client with regards to the Clients’ margin positions. The EAM agrees and acknowledges that where the Client is in margin shortfall, top-up or close-out positions, time would be of the essence.

4.4	The EAM warrants that all appropriate arrangements shall be made by it in respect of the EAM’s potential incapacity to act in any particular circumstances and/or to disclose to the Client all relevant conflicts to which it may be subject.

4.5	Where the Bank is able and willing to accept block orders, the EAM acknowledges that the principle of equality of treatment of Clients requires it to make appropriate arrangements when issuing such block orders. In particular, the EAM undertakes it shall notify the Bank of the specific allocations to individual Clients within 30 minutes (or such other time period as may be agreed to by the Bank) of receipt of confirmation from the Bank of execution of a block order.

4.6	The EAM will declare transactions on its own account (i.e. proprietary trading) at the time any relevant order or instruction is issued to the Bank.

4.7	Copies or full records of all relevant instructions given by the Clients to the EAM shall be retained by the EAM and shall be provided to the Bank upon the EAM receiving direction from any Court or regulatory authority to do so, or promptly upon request by the Bank where the Bank has received a direction or request from any Court or regulatory authority to do so or in the event of a dispute between the Bank and the Client, provided that the Bank shall use such information in a manner consistent with such direction or request or resolution of the dispute.

5.	LIMITATION ON RESPONSIBILITIES OF THE BANK

5.1	The EAM is fully responsible for (a) all investment advice given by the EAM to the Clients; (b) all investment suitability and appropriateness checks on the Clients; and (c) all investment decisions taken by the EAM in relation to the management of the assets deposited with the Bank by the Clients. The Bank accepts no responsibility whatsoever for any such investment advice, checks or decisions and shall be under no obligation to perform any monitoring function or investment suitability or appropriateness checks with regard to the transactions effected by the EAM on behalf of the Clients. The Bank shall be under no obligation to check whether the investment products purchased by the EAM on behalf of the Clients are on the Bank’s approved list(s) or whether the purchases are consistent with the Bank’s house views. The EAM shall ensure that the Clients are aware that the Bank accepts no such responsibility.

5.2	The EAM agrees that the Bank shall not be provided with copies of any agreements between the EAM and the Clients for the provision of investment advice and, in particular, the EAM shall not inform the Bank of the EAM’s investment strategy for the Clients as a whole or for any individual Client. For the avoidance of doubt, save in respect of advisory services provided by the Bank in respect of the purchase of insurance products, the Bank shall not be regarded as providing (and will not provide) investment advice to any of the Clients.

5.3	The Bank, its officers, employees and agents shall not be liable to any Client in respect of the investment of the Clients assets or in connection with any loss or damage that the Client may suffer as a result of the management or investment of their assets by the EAM. The EAM shall remain fully liable for the same and hereby indemnifies and agrees to indemnify the Bank should any action be brought against the Bank by the Client in connection with any loss or damage that the Client may suffer as a result of the management or investment of the Client’s assets by the EAM. This indemnity will not be applicable in the case of gross negligence, misrepresentation or fraud by the Bank, its officers, employees and agents.

5.4	The Bank is not liable for any expenses incurred by the EAM, save where such expenses have been expressly agreed in advance in writing by the Bank.

5.5	If the Bank receives any instruction, which it believes in good faith to be erroneous, ambiguous, incomplete, not authentic or is or would be in violation of any Applicable Laws, the Bank may (but is not obliged to) decline to act on such instruction until it is able to verify the content, authenticity or legality of such instruction (as the case may be).

6.	FINANCIAL ARRANGEMENTS

The parties agree to the financial arrangements as set out in Schedule 1 to this Agreement. The financial arrangements set out in Schedule 1 (including but not limited to the scope and calculation of the retrocession) may be changed by the Bank giving three (3) month’s prior written notice to the EAM.

7.	NON-EXCLUSIVITY

7.1	The engagement of the EAM pursuant to this Agreement is not an exclusive engagement and both the EAM and the Bank shall be free to enter into similar engagements with third parties as they may decide.

7.2	The EAM acknowledges that it is aware that the Bank provides asset management services to its own customers and nothing in this Agreement shall restrict, or shall be interpreted as restricting, the Bank’s ability to continue to provide asset management services to its own customers.

8.	ANTI-MONEY LAUNDERING AND COUNTERING THE FINANCING OF TERRORISM

The EAM and the Bank mutually undertake that they shall discharge their duties under all applicable anti-money laundering and “client due diligence” laws and regulations and in accordance with the Applicable Laws.

9.	CONFIDENTIALITY

9.1	The EAM acknowledges that the Bank is subject to confidentiality obligations imposed upon it by the Applicable Laws and undertakes to use its best endeavours and to provide the Bank with all reasonable assistance, to resolve any banking confidentiality issues or problems which may prevent the performance of this Agreement in the manner contemplated. Nothing in this Agreement shall oblige the Bank to disclose any information to the EAM, where such disclosure would cause the Bank to be in breach of its confidentiality obligations.

9.2	As a separate and independent obligation, the EAM undertakes not to, whether during the continuance of this Agreement or at any time after its termination:

(a)	disclose to any person or persons (except to those authorised in writing by the Bank or otherwise as required by the Applicable Laws); or

(b)	cause, through any failure to exercise all due care and diligence, any unauthorised disclosure of,

any confidential information and/or documents (including but not limited to all information and particulars relating to the Clients) of the Bank that it may acquire in connection with this Agreement.

9.3	Neither the EAM nor the Bank shall do or commit any act, matter or thing which would or might prejudice or bring into disrepute in any manner the business or reputation of the other party.

9.4	The provisions of this Clause shall survive the termination of this Agreement.

10.	RECORDING OF TELEPHONE CONVERSATIONS AND DATA PROTECTION

10.1	The EAM agrees that the Bank may record (electronically or otherwise) telephone calls and oral communications with the EAM and/or any of the Clients. Recordings may be used as evidence in the event of a dispute.

10.2	The EAM hereby consents to the holding and processing (both electronically and manually) by the Bank, at all times during the term and after the termination of this Agreement, of all data relating to the EAM for the purposes of administration and management of the Bank’s business. Subject always to Clause 9, the EAM further consents to the transfer, storage and processing of such data by the Bank both inside and outside the jurisdiction where the Bank is located in accordance with its relevant policies or guidelines as set out in circulars, statements, terms and conditions or notices made available by the Bank from time to time.

11.	NO DELEGATION OR ASSIGNMENT

11.1	In performing its duties and functions under this Agreement, the EAM may act by its duly appointed officers or employees but shall not be entitled to delegate any such duties and functions to third parties except with the prior written consent of the Bank.

11.2	The EAM may not, without prior consent in writing of the Bank, assign any of its rights or obligations hereunder.

12.	NO VARIATION

No provision of this Agreement may be varied, waived, discharged or discontinued verbally, except in writing signed by all parties.

13.	TERMINATION

13.1	Either party shall be entitled to terminate this Agreement immediately if the other party becomes insolvent, is dissolved or goes into liquidation, voluntary liquidation, receivership or administration or if it becomes illegal or constitutes a breach of any laws, regulations or sanctions for either party to continue this Agreement with the other party.

13.2	Either party (the “Non-Defaulting Party”) may terminate this Agreement immediately if the other party (the “Defaulting Party”) commits, (in the opinion of the Non-Defaulting Party) a material or persistent breach hereunder and fails to correct such breach to the satisfaction of the Non-Defaulting Party within thirty (30) days of receipt of a notice seeking rectification served on the Defaulting Party by the Non-Defaulting Party stating the nature of the breach and remedy sought.

13.3	The Bank may terminate this Agreement at any time by notice in writing to the EAM following any fraud or wilful acts of default by the EAM.

13.4	Notwithstanding Clauses 13.1, 13.2 and 13.3, either party may terminate this Agreement by giving three (3) month’s prior written notice to the other party given at any time.

13.5	The termination of this Agreement shall be without prejudice to accrued rights and liabilities and any provisions expressed to survive the termination.

13.6	In the event of termination of this Agreement, the Bank shall be entitled to notify all affected Clients of such termination.

14.	NOTICES

Any notice to be given under this Agreement shall be in writing and may be served by or sent by facsimile or other electronic transmission or posted by registered post or by courier to the office of the party for which it is intended- A notice served by post shall be deemed to be sewed on the business day following the day of delivery and in the case of facsimile or other electronic transmission, on the day of transmission.

15.	SEVERABILITY

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the same shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

Any provision of this Agreement if prohibited by law, is unlawful or unenforceable under any Applicable Law shall, to the extent permitted by such law and subject to agreement between the relevant parties, be severed from this Agreement and rendered ineffective so far as is possible without modifying the remaining provisions of this Agreement.

16.	GENERAL

The EAM represents and warrants and shall undertake to ensure that its officers, employees and agents shall comply with the terms and conditions of this Agreement and discharge the EAM’s obligations under this Agreement as if such officers, employees and agents were a party to the same- The EAM shall remain fully liable for the acts, deeds or omissions of such officers, employees and agents in complying with the terms and conditions of, the performing and/or discharging its obligations under this Agreement and hereby indemnifies and agrees to indemnify the Bank should any action be brought against the Bank by the Client and further agrees to indemnify the Bank for any loss, damages, charges, expenses, suffered or incurred by the Bank as a result of the breach by the EAM, its officers, employees and agents of any of its obligations under this Agreement and the Power of Attorney or arising from fraud, illegal acts or omissions, wilful default or gross negligence of the EAM, its officers, employees or agents.

17.	GOVERNING LAW AND JURISDICTION

17.1	This Agreement and all relations between the Bank and the EAM are governed by and construed by the laws of Hong Kong and the EAM irrevocably submits to the non-exclusive jurisdiction of the courts of l-long Kong. Nothing in this Clause shall limit the right of the Bank to bring any proceedings arising out of or in connection with this Agreement and the relations between the Bank and the EAM in any court elsewhere nor shall the bringing of any proceedings in any jurisdiction or before any competent authority, preclude the Bank from bringing any such proceedings in any other jurisdiction.

This Agreement has been entered into the day and year first above written.

For and on behalf of [Bank]:

Name: [*]

Designation: [*]

For and of behalf of the [EAM]

Name: [*]

Designation: [*]

SCHEDULE 1

DESIGNATION OF CLIENT ACCOUNTS

1.	For each Client that the EAM refers to the Bank, after the Client has opened an account with the Bank, the EAM shall, as soon as reasonably practicable, submit the form set. out in Schedule 2 of this Agreement to inform the Bank if each of the Client’s accounts and sub- accounts have been designated as an account or sub-account where retrocession is payable (a “Retrocession Account”), or an account or sub-account where retrocession is not payable (a “Non-Retrocession Account”). The EAM undertakes and agrees to make all appropriate disclosures to the Client and to obtain the Client’s informed consent in connection with the designation of the Client’s accounts and sub-accounts as Retrocession Accounts and/or Non- Retrocession Accounts.

RETROCESSION ACCOUNTS

2.	In respect of Retrocession Accounts, the Bank shall pay to the EAM retrocession out of the fees, commissions and margins it receives for the Services, in the manner set out below. All fees due to the EAM will be calculated net of charges incurred (brokerage etc). The Bank’s calculation or determination of the amount of retrocession due to the EAM shall be conclusive and binding.

3.	Retrocession will only be paid for any period where the Clients net assets under management with the Bank and the relevant Booking Centres (excluding any property and insurance values) (“AUM”) are at least [currency][*]. No retrocession will be paid for any period where the Clients net AUM is less than [currency][*].

4.	In respect of Clients accepted by the Bank,

(i) in relation to the following products or transactions:

(a) Equities trading

(b) Exchange Traded Funds (ETFs)

(c) Securities trading other than equities (e.g. bonds, structured products)

(d) Foreign exchange and derivatives

(e) Term deposits (other than deposits on a leveraged basis)

(f) Alternative investments; I

(g) Managed investment products,

(h) Custody fees; and

(i) Fund trailer fees

the retrocession due to the EAM will be [*]% of the fees, commissions and margins/ spread received by the Bank (except that in relation to any deposits, the retrocession due will be an amount calculated by the Bank at its discretion).

(ii) in relation to each insurance product successfully purchased by a Client, the retrocession due to the EAM will be on a case-by-case basis.

(iii) in relation to all credit and lending facilities (where such loans are secured by collateral and comprising a diversified portfolio), retrocessions due to the EAM shall be calculated as follows:

●	For credit and lending facility of a Client which is priced at variable lending rate (as defined by the relevant Booking Centre from time to time), the retrocessions due to the EAM shall be equal to the margins or loan spread of the facility less [*]% (being the hurdle rate) and multiplied by the sharing rate set out in paragraph 4(i) above.

●	For credit and lending facility of a Client which is priced at market based rate (as defined by the relevant Booking Centre from time to time), the retrocessions due to the EAM shall be equal to the margins or loan spread of the facility less [*]% (being the hurdle rate) and multiplied by the sharing rate set out in paragraph 4(i) above.

If the margins or spread falls below the applicable hurdle rate, no retrocessions will be payable. The hurdle rates may be amended at the sole discretion of the Bank from time to time, as may be notified to the EAM.

For credit and lending facilities which are not based on the variable lending rate or market based rate, the calculation of the retrocessions will be determined by the Bank on a case-by-case basis.

In relation to credit and lending facilities (where such loans are secured by real estate, illiquid assets, concentrated assets or promoter shares etc) retrocessions will be agreed in advance and prior to drawdown on a case-by-case basis, and may also be subject to a hurdle rate. If not agreed in advance, no retrocessions will be payable-

5.	The Bank and the EAM may from time to time agree in writing to include revenues earned by the Bank on any other product or transaction not listed above.

6.	The retrocession due to the EAM will be calculated on a quarterly basis (i.e. [month], [month], [month] and [month]) and paid in arrears as soon as practicable after the end of each quarter into an account designated by the EAM.

7.	The retrocession shall be paid in USD. If requested by the EAM, the retrocession may be paid in an equivalent foreign currency amount at the spot rate as of the payment date and as determined by the Bank.

8.	All applicable taxes and deductions (with the exclusion of goods and services tax) that are payable on the retrocession are to be borne by the EAM.

9.	The EAM agrees that it has complied with all legal and regulatory requirements in respect of receipt of any such retrocession and has or will make all appropriate disclosures in respect of its receipt of such retrocession to the Clients.

10.	The EAM acknowledges that the Bank may inform the Clients of any retrocession paid to the EAM under this Schedule.

11.	On termination of this Agreement the EAM shall be entitled to receive all retrocession accrued but not yet paid on a pro rata basis up to the date of such termination and shall repay to the Bank on a pro rata basis fees and other monies already paid to it in respect of any period after the date of such termination.

NON-RETROCESSION ACCOUNTS

12.	No retrocession shall be payable to the EAM in respect of Non-Retrocession Accounts.

SCHEDULE 2: DESIGNATION OF CLIENT ACCOUNTS

[For Reference Only]

TO: [BANK] (the “Bank”)

I/We refer to the External Asset Manager Agreement — [(Hong Kong)] dated (the “Agreement”) and to Schedule 1 of the Agreement. Unless otherwise stated, capitalised terms herein are as defined in the Agreement.

I/We set out below of the following accounts by or to be opened, maintained and/or held by [name of client] (the “Client”):

S/N	Account Name / CIF number	Designation (please rick one only)
1.		[ ]Retrocession [ ]Non-Retrocession
2.		[ ]Retrocession [ ]Non-Retrocession
3.		[ ]Retrocession [ ]Non-Retrocession
4.		[ ]Retrocession [ ]Non-Retrocession
5.		[ ]Retrocession [ ]Non-Retrocession

I/We acknowledge and agree that the above designation of Client accounts shall be binding and effective on me/us upon acceptance by the Bank.

I/We confirm that we have made all appropriate disclosures to the Client and obtained the Clients informed consent in relation to the above designation of the Client’s accounts as Retrocession Accounts and/or Non-Retrocession Accounts.

For and on behalf of [name of EAM]:

Name:

Designation:

Date:

Acknowledgment and Agreed by the Client